EXHIBIT 99.1

Strategic Distribution, Inc. Reports 2006 Third Quarter Financial Results

BRISTOL, Pa., Nov. 13, 2006 (PRIMEZONE) -- Strategic Distribution, Inc. (Nasdaq:STRD), a leading provider of maintenance, repair and operating (MRO) supply chain management services, today reported financial results for the third quarter ended September 30, 2006.

The Company reported revenues of $46.2 million for the third quarter of 2006 compared to $37.5 million for the third quarter of 2005. The increase in revenues for the third quarter of 2006 over the third quarter of 2005 was attributable to $6.8 million of revenue growth within the existing customer base and $1.9 million of revenues from new customers.

The Company reported net income of $0.2 million or 8 cents per diluted share in the third quarter of 2006 compared to a net loss of $0.4 million or 14 cents per diluted share in the same quarter of 2005. The results for the quarter were positively impacted by a high concentration of seasonal buying by an institutional customer which typically occurs during the third quarter and is not expected to continue in other quarters of the year.

For the nine months ended September 30, 2006, the Company reported revenues of $120.2 million compared to $100.2 million reported for the comparable period in 2005. The $20.0 million increase in revenues for the first nine months of 2006 over the first nine months of 2005 was attributable to $17.9 million of revenue growth within the Company's existing customer base and $2.8 million from new customers, net of $0.7 million reduction in revenue for closed sites.

The Company reported a net loss of $1.9 million or 65 cents per diluted share for the nine months ended September 30, 2006, compared to a net loss of $3.1 million or $1.04 per diluted share for the same period of 2005. The results for the same period of 2005 included an increase to the Company's allowance for doubtful accounts of $0.5 million.

At September 30, 2006, the Company reported total cash and cash equivalents of $21.6 million compared to $29.9 million at December 31, 2005. The decrease in cash is primarily attributable to the net loss, an increase in accounts receivable, inventories and prepaid expenses, offset by depreciation expense and increases in payables for the nine months ended September 30, 2006.

Strategic Distribution, Inc. helps customers optimize their business performance and meet strategic goals by providing technology and supply chain solutions to increase productivity and reduce total costs. Commercial and industrial customers, as well as educational institutions, benefit from reduced costs and increased efficiencies in the procurement and management of MRO materials. Additional information about Strategic Distribution, Inc. can be found on the Company's web site at www.sdi.com.

The foregoing paragraphs contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The Company's actual results could differ materially from those set forth in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in Management's Discussion and Analysis of Financial Condition and Results of Operations in the Company's 2005 annual report as filed on Form 10-K with the Securities and Exchange Commission.

             STRATEGIC DISTRIBUTION, INC. AND SUBSIDIARIES
                 Consolidated Statements of Operations
                              (unaudited)
                   (in thousands, except share data)

                                Three months          Nine months
                               ended Sept 30,        ended Sept 30,
                            --------------------  --------------------
                               2006       2005       2006       2005
                            ---------  ---------  ---------  ---------
 Revenues                   $  46,227  $  37,459  $ 120,191  $ 100,172
 Costs and expenses:
   Cost of materials           39,183     31,315    101,407     82,928
   Operating wages
    and benefits                2,681      2,289      7,466      6,773
   Other operating
    expenses                      872        918      2,885      2,588
   Selling, general
    and administrative
    expenses                    3,331      3,488     10,514     11,248
                            ---------  ---------  ---------  ---------

 Total costs and
  expenses                     46,067     38,010    122,272    103,537
                            ---------  ---------  ---------  ---------
    Operating income
     (loss)                       160       (551)    (2,081)    (3,365)
 Interest income                  261        180        806        491
                            ---------  ---------  ---------  ---------
    Income (loss)
     before income
     taxes                        421       (371)    (1,275)    (2,874)
 Income tax expense              (174)       (39)      (662)      (192)
                            ---------  ---------  ---------  ---------
    Net income (loss)       $     247  $    (410) $  (1,937) $  (3,066)
                            =========  =========  =========  =========

 Net income (loss)
  per common share --
    Basic                   $    0.08  $   (0.14) $   (0.65) $   (1.04)
                            =========  =========  =========  =========
   Diluted                  $    0.08  $   (0.14) $   (0.65) $   (1.04)
                            =========  =========  =========  =========
 Basic weighted average
  number of common
  shares outstanding        2,960,174  2,958,174  2,960,174  2,958,592
                            =========  =========  =========  =========

 Diluted weighted
  average number of
  common shares
  outstanding               2,976,081  2,958,174  2,960,174  2,958,592
                            =========  =========  =========  =========

CONTACT:  Strategic Distribution, Inc.
          Philip D. Flynt, Chief Financial Officer
          (800) 322-2644, x1921